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                                                                    EXHIBIT 8.1J



                                                                           DRAFT
                                                              SEPTEMBER 13, 1999
                               QUARLES & BRADY LLP



                               ____________, 1999


Futech Interactive Products, Inc.
2999 North 44th Street
Suite 225
Phoenix, AZ  85018-7247


         Re: MERGER OF JANEX INTERNATIONAL, INC. INTO FUTECH INTERACTIVE PRODUCTS (DELAWARE) INC.

Ladies and Gentlemen:

         You have requested our opinion regarding the qualification of the merger of Janex International, Inc., a Colorado corporation ("Janex"), into Futech Interactive Products (Delaware) Inc., a Delaware corporation ("New Futech"), pursuant to the Merger Agreement, dated June 7, 1999 ("Agreement") by and among Futech Interactive Products, Inc., an Arizona corporation ("Futech"), New Futech, Futech Toys & Games, Inc., a Nevada corporation ("FT&G"), Fundex Games, Ltd., a Nevada corporation, Janex, DaMert Company, a California corporation, and Trudy Corporation, a Delaware corporation, as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and the discussion of material U.S. federal income tax consequences of the merger that appear under the caption "Federal Income Tax Consequences" in the Prospectus/Proxy Statement Supplement dated _________, 1999, to the Prospectus/Proxy Statement dated ________, 1999 included in the
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Futech Interactive Products, Inc.
September 13, 1999
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Registration Statement on Form S-4 (No. 333-80131) filed by Futech and FT&G with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act").

         It is anticipated that, pursuant to the Agreement, Janex will merge with and into New Futech pursuant to the applicable laws of the State of Colorado and the State of Delaware (the "Merger"), and pursuant to the Agreement and as a result thereof the separate existence of Janex will cease.

         We have acted as legal counsel to Futech and New Futech in connection with the Merger. As such, and for the purposes of rendering this opinion, we have examined and are relying upon, without independent investigation or review thereof, the truth and accuracy, at all times, of the statements, covenants, representations and warranties contained in the following documents:

         1. The Agreement;

         2. Representations made to us by Janex, New Futech and Futech in letters dated ________, 1999;
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Futech Interactive Products, Inc.
September 13, 1999
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         3. The information contained in the Prospectus/Proxy Statement
Supplement and related Prospectus/Proxy Statement; and

         4. Such other instruments and documents related to the consummation of the Merger and the transactions contemplated thereby as we deemed necessary or appropriate.

         An inaccuracy or change with respect to such statements, covenants, representations and warranties could adversely affect the conclusions of our opinion set forth below.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon without independent investigation or review) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there has been, or will be by the effective time of the Merger, due execution and delivery of all documents the execution and delivery of which are prerequisites to effectiveness of the Merger;
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Futech Interactive Products, Inc.
September 13, 1999
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         2. The Merger will be effected in accordance with the terms of the
Agreement, and all of the statements, covenants, representations and warranties therein or referred to above will be true as of the effective time of the Merger; and

         3. The Agreement and the Merger are the product of arm's-length negotiations.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, we are of the opinion that:


         1. The Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code with respect to New Futech's shares of Janex stock and for this purpose, Janex and New Futech will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code. No opinion is expressed as to whether the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code with respect to Janex stockholders other than New Futech;


         2. The statements made under the caption "Federal Income Tax Consequences" in the Prospectus/Proxy Statement Supplement, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.
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Futech Interactive Products, Inc.
September 13, 1999
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         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service could not successfully assert a contrary opinion. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein.

         2. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other related transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in this opinion.

         4. This opinion is intended solely for the benefit of New Futech, Janex and their shareholders; it may not be relied upon for any other purpose or by any other person or entity.
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Futech Interactive Products, Inc.
September 13, 1999
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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "The Mergers and Related Transactions - Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part thereof. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,


                                                     QUARLES & BRADY LLP